UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2010

DUNCAN ENERGY PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware 1-33266 20-5639997
(State or other jurisdiction of (Commission (IRS Employer
incorporation ) File Number) Identification No.)

1100 Louisiana St., 10th Floor, Houston, Texas 77002
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⁮  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁮  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁮  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁮  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In connection with the construction of a 270-mile pipeline from the Haynesville shale formation in northern Louisiana to the existing pipeline system of Acadian Gas, LLC (“Acadian Gas”) in southern Louisiana (the “Haynesville Extension”), Duncan Energy Partners L.P. (the “Partnership”) and its subsidiaries, including Acadian Gas, have entered into certain agreements and arrangements with Enterprise Products Operating LLC (“EPO”), including the material agreements described below.

The projected cost of the Haynesville Extension is an aggregate of approximately $1.56 billion, of which the 66% pro rata share of a subsidiary of the Partnership, DEP Operating Partnership, L.P. (“DEP OLP”), is approximately $1.03 billion and EPO’s 34% pro rata share is approximately $530 million.  All of the cost for steel pipe has been locked in, and substantially all of the survey and title work has been completed on right of ways.  The Haynesville Extension pipeline is designated to have capacity of approximately 1.8 Bcf per day, with the possibility of expansion of up to 2.1 Bcf per day.  We expect the Haynesville Extension will be placed into service during the third quarter of 2011.

Second Amended and Restated Limited Liability Company Agreement of Acadian Gas, LLC

On June 1, 2010, EPO and DEP OLP entered into a Second Amended and Restated Limited Liability Company Agreement of Acadian Gas (the “Acadian LLC Agreement”).  The amendments in this agreement reflect formally the agreement of the members to fund the construction of the Haynesville Extension on a pro rata basis in accordance with their respective Sharing Ratios, which are 66% for DEP OLP and 34% for EPO.

Under the Acadian LLC Agreement, the members acknowledge that the construction of the Haynesville Extension is underway and that certain construction expenses have been funded to date by EPO for the benefit of Acadian Gas and its members, and that as soon as practical following the entry into the Acadian LLC Agreement, DEP OLP shall reimburse EPO for 66% of such expenditures to date funded separately by EPO, along with interest accrued on such capital contributions from the date of each such contribution to the reimbursement date at an annual interest rate of LIBOR plus 250 basis points (with LIBOR being determined as of a date within 30 days prior to the date of such reimbursement).  The members agree to make capital contributions to Acadian Gas in order to fund the remainder of the construction of the Haynesville Extension in accordance with their respective Sharing Ratios.  Upon completion of the Haynesville Extension, to the extent any portion thereof is not owned by Acadian Gas or a direct or indirect wholly owned subsidiary of Acadian Gas, EPO and DEP OLP, as applicable, will contribute, or cause to be contributed, such portion to Acadian Gas.  With respect to any reimbursement DEP OLP makes directly to EPO pursuant to this requirement, other than interest accrued on such capital contributions, (A) DEP OLP will be deemed to have made a cash capital contribution to Acadian Gas in an amount equal to such reimbursement, and (B) Acadian Gas shall be deemed to have made a cash distribution to EPO in an amount equal to such reimbursement.

The Acadian LLC Agreement also adds provisions relating to expansion activities with respect to Acadian Gas’ facilities, including without limitation, development of new pipelines, processing, treatment and storage facilities, expansion of existing pipelines, and the installation of new related piping and facilities other than the Haynesville Extension (an “Expansion Project”).  The Acadian LLC Agreement provides that Acadian Gas may request additional capital contributions from each member to fund the costs of construction of, acquisition of assets relating to, and other expenditures (collectively, “Expansion Costs”) for Expansion Projects (“Expansion Cash Calls”).  Except as otherwise provided in the following sentence or otherwise agreed to by each member, each member will make any Capital Contribution for Expansion Cash Calls in an amount equal to its Sharing Ratio multiplied by the aggregate Expansion Cash Call.  Each member may decline to make a capital contribution for any Expansion Cash Call, and the members may agree to make capital contributions for Expansion Cash Calls in amounts other than based upon their respective Sharing Ratios; provided, that if the aggregate capital contributions which all members agree to make total less than the Expansion Cash Call, the members will decide whether to proceed with the Expansion Project with the agreed upon level of Capital Contributions.  Unless otherwise agreed to by each member, Acadian Gas will fund any Expansion Project for which an Expansion Cash Call is made solely from Expansion Capital Contributions. The Expansion Costs and the related funding of any Expansion Cash Calls will be borne by each Member participating (“Expansion Participating Members”), unless agreed to otherwise by all of the Expansion Participating Members, in an amount equal to the product of (A) the aggregate amount of the Expansion Costs for the applicable Expansion Project multiplied by (B) a fraction (the “Expansion Sharing Ratio”), the numerator of which is the Sharing Ratio, or agreed upon contribution percentage, as applicable, of that Expansion Participating Member for that Expansion Project and the denominator of which is the aggregate Sharing Ratio of all of the Expansion Participating Members, or 100%, as applicable.  The Board will provide written notice to the members of the initial date contributions are due, which date shall be not less than 30 nor more than 90 days following the date of such notice, the aggregate amount of the capital contribution required and each member’s share thereof, and setting forth in reasonable detail the proposed Expansion Project and expansion costs associated therewith.  Each member will advise the Board in writing within 20 days whether it elects to make an Expansion Capital Contribution.

The foregoing description of the Acadian LLC Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Acadian LLC Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.01 and incorporated herein by reference.

Loan Agreement

On June 1, 2010, the Partnership, as borrower, entered into a loan agreement with EPO, as lender (the “Loan Agreement”).  EPO owns DEP Holdings, LLC, the general partner of the Partnership.  We expect proceeds from any borrowings under the Loan Agreement will be used for costs incurred in connection with the Haynesville Extension or for general partnership purposes.

Under the terms of the Loan Agreement, the Partnership may borrow up to $200.0 million (the “Commitment Amount”).  Borrowings drawn under the Loan Agreement and repayments thereunder will be in minimum principal amounts of $25.0 million and in whole increments of $25.0 million in excess thereof.  The Loan Agreement will terminate on the earliest of (i) September 28, 2010; (ii) three business days after an event of default; or (iii) upon full payment of the outstanding balance following three business days’ notice given to EPO.

The Partnership is required to pay a fee on any undrawn portion of the Commitment Amount equal to the amount of any undrawn portion of the Commitment Amount multiplied by 0.375% per annum (on the basis of a 365-day year).  These fees are due on the last day of each interest period, commencing July 1, 2010.  The Partnership may reduce the Commitment Amount or terminate EPO’s commitment to make the loan under the Loan Agreement upon three business days’ prior written notice to EPO, provided such reduction amount is in an integral multiple of $1.0 million and not less than $5.0 million and complies with certain other conditions.

Interest will accrue on outstanding borrowings at a floating rate equal to the one-month LIBO Rate (as defined in the Loan Agreement) plus 2.50%.

The Loan Agreement contains customary representations, warranties, covenants and events of default, the occurrence of which would permit EPO to accelerate the maturity date of the amounts borrowed under the Loan Agreement.

The foregoing description of the Loan Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Loan Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.02 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 1, 2010, the Partnership entered into the Loan Agreement.  The description of the Loan Agreement in Item 1.01 under the caption “Loan Agreement” is incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.            Description

10.01	Second Amended and Restated Limited Liability Company Agreement of Acadian Gas, LLC.

10.02	Loan Agreement, dated June 1, 2010, between Enterprise Products Operating LLC, as lender, and Duncan Energy Partners L.P., as borrower.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNCAN ENERGY PARTNERS L.P.

By:   DEP Holdings, LLC,
                                                                                          its General Partner

Date: June 3, 2010                                                                By:    /s/ Michael J. Knesek
                                                                                                         Michael J. Knesek
                                                                                                         Senior Vice President, Controller and Principal Accounting
                                                                                                         Officer of DEP Holdings, LLC

EXHIBIT INDEX

Exhibit No.            Description

10.01	Second Amended and Restated Limited Liability Company Agreement of Acadian Gas, LLC.

10.02	Loan Agreement, dated June 1, 2010, between Enterprise Products Operating LLC, as lender, and Duncan Energy Partners L.P., as borrower.